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Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
ALARIS MEDICAL, INC.

        ALARIS Medical, Inc., a corporation organized and existing under Delaware General Corporation Law, DOES HEREBY CERTIFY:

ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on September 28, 1988 under the name Advanced Medical Technologies, Inc.

TWO: The Restated Certificate of Incorporation of the Corporation in the form attached hereto has been duly adopted in accordance with the provisions of Sections 242 and 245 of Delaware General Corporation Law by the directors and stockholders of this corporation.

THREE: The Restated Certificate of Incorporation so adopted reads in full as follows:

        FIRST: The name of the corporation is ALARIS Medical, Inc. (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Service Company, Inc.

        THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under Delaware General Corporation Law as presently in effect or as it may hereafter be amended.

        FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 94,000,000 shares, of which 85,000,000 shares shall be common stock, par value $.01 per share (the "Common Stock") and 9,000,000 shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in the respect of the classes of stock of the Corporation are as follows:

        1.    Preferred Stock

        (a)   Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock in one or more series and to state in the resolution or resolutions providing for the issue of shares of any series, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent permitted by this Restated Certificate of Incorporation and the law of the State of Delaware in respect of the following:

          (1)   the number of shares to constitute such series, and the distinctive designations thereof;

          (2)   the voting powers, full or limited, if any, of such series;

          (3)   the redemption price or prices, if any, and the time or times at which, and the terms and conditions on which, shares of such series shall be redeemable;

          (4)   the rate of dividends payable on shares of such series, the conditions on which and the time when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class or classes or any other series of stock, whether cumulative or non-cumulative, and, if cumulative, the dates from which dividends on shares of such series shall be cumulative;

          (5)   the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

          (6)   the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;

          (7)   the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application; and

          (8)   any other preferences and relative, participating, optional and other special rights of shares of such series, and the qualifications, limitations or restrictions thereof, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights and powers to which shares of any future series shall be subject.

        2.    Common Stock

        (a)   The rights of holders of Common Stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of affairs of the Corporation shall be subject to the preferences and other rights of the Preferred Stock fixed in the resolution or resolutions of the Board of Directors providing for the issue of such Preferred Stock.

        (b)   Except as otherwise provided in Article FIFTH with respect to the election of directors of the Corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

        FIFTH: At all elections of directors of the Corporation, each stockholder shall be entitled to as many votes which such stockholder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by such stockholder, and such stockholder may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such stockholder may see fit.

        SIXTH: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

        SEVENTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated or provided, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

        EIGHTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

        NINTH: No Director of the Corporation shall be liable for monetary damages resulting from a breach of his or her fiduciary duty as a director, except to the extent required by the law in effect at the time the breach giving rise to the claim of liability was committed or omitted, as the case may be.

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended to date, and it having been duly adopted in accordance with Section 242 and 245 of Delaware General Corporation Law, has been executed by its President and Chief Executive Officer and attested by its Secretary, as of this 30th day of April, 2003.

ALARIS MEDICAL, INC.

/s/ DAVID L. SCHLOTTERBECK David L. Schlotterbeck President and Chief Executive Officer
ATTEST:
/s/ STUART E. RICKERSON Stuart E. Rickerson Secretary

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RESTATED CERTIFICATE OF INCORPORATION OF ALARIS MEDICAL, INC.